Exhibit 99.2

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	April 26, 2024
IMMEDIATE

Moog Inc. Announces Cash Dividend

East Aurora, NY – The Board of Directors of Moog Inc. (NYSE: MOG.A and MOG.B) declared a quarterly dividend of $0.28 per share on the Company’s issued and outstanding shares of Class A and Class B common stock. The dividend will be paid on May 28, 2024 to all shareholders of record as of the close of business on May 10, 2024.

The dividend represents a use of cash of approximately $9 million. Future declarations of quarterly dividends are subject to the determination and discretion of Moog’s Board of Directors.

About Moog Inc.
Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites, space vehicles, launch vehicles, defense systems, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Contact: Aaron Astrachan
716.687.4225